PHILLIPS EDISON GROCERY CENTER REIT I, INC. 8-K

Exhibit 99.2

Dear Stockholder,

On May 18, 2017, Phillips Edison Grocery Center REIT I, Inc. (“PECO I”) entered into an agreement with Phillips Edison Limited Partnership (“PELP”), to acquire certain real estate assets and the third-party asset management business of PELP, its sponsor and external advisor. The closing of the acquisition is expected to occur in the fourth quarter of 2017, subject to, among other items, the approval of PECO I stockholders, regulatory approvals and other customary closing conditions. Although not required by law or under the governing documents of PECO I or PELP, both companies intend to obtain an investor vote to approve the proposed acquisition.

In connection with the proposed acquisition, the distribution reinvestment plan (“DRP”) has been suspended and DRP participants will receive their May distribution, which is payable in June, in cash rather than in stock. The DRP plan is expected to resume in July, after the expected filing of a preliminary proxy statement by PECO I in June.

Please note that the distribution settings on your account will revert back to DRP in connection with the July distribution and you will not need to complete any paperwork.

If you have any questions, please feel free to contact us at (888) 518-8073, between the hours of 8:00 a.m. to 5:00 p.m. Central Standard Time.

Sincerely,

Jeffrey S. Edison

Chairman of the Board and Chief Executive Officer

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Additional Information About the Transaction and Where to Find It

This communication does not constitute a solicitation of any vote or approval in respect of the proposed transaction involving PECO I or otherwise. In connection with the proposed transaction, a stockholder meeting for PECO I will be announced soon to obtain stockholder approval. In connection with the proposed transaction, PECO I intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission (the “SEC”). Investors and security holders of PECO I are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about PECO I and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by PECO I with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at PECO I’s website at www.grocerycenterREIT1.com or by sending a written request to the Company at 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations.

Participants in the Solicitation

PECO I and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of PECO I in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of PECO I’s stockholders in connection with the proposed transaction and their ownership of PECO I’s common stock will be set forth in the proxy statement for its annual meeting. Investors can find more information about PECO I’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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